SEISMIC OPTION, FARMOUT AND NET CARRIED INTEREST AGREEMENT

This Agreement dated the 22nd day of September, 2006.

BETWEEN:

UNIVERSAL ENERGY CORP., a Delaware Corporation, having offices in Altamonte Springs, Florida, in the United States of America (hereinafter referred to as "Universal")

OF THE FIRST PART

- AND -

1097885 ALBERTA LTD., a body corporate registered to carry on business and having offices in the City of Calgary, in the Province of Alberta (hereinafter referred to as "1097885")

OF THE SECOND PART

- AND -

0700667 BC LTD., a body corporate registered to carry on business and having offices in the Community of 150 Mile House, in the Province of British Columbia (hereinafter referred to as "0700667")

OF THE THIRD PART

(1097885 and 0700667 hereinafter collectively referred to as the "Company")

WHEREAS 1097885 Alberta Ltd. is the registered lessee, owner and entitled to an undivided One Hundred (100%) Percent interest owner in and to Farmout Lands and Net Carried Interest Lands known as the Nisku Reef Project (hereinafter "Nisku Reef"), located in North Central Alberta as more particularly defined and outlined in Schedule "A" attached to and forming part of this Agreement;

WHEREAS 0700667 has provided technical services and knowledge in and to the Farmout Lands and Net Carried Interest Lands for and on behalf of 1097885;

WHEREAS 1097885 for services rendered by 0700667 hereby wish to provide for the granting and reserving for the sole benefit of 0700667 a Five Percent (5%) Net Carried Interest to 0700667 in and to the Farmout Lands and Net Carried Interest as outlined in Schedule "A" to this Agreement;

WHEREAS 0700667 and 1097885 acknowledges and confirms that the Five Percent (5%) Net Carried Interest granted to 0700667 shall be a royalty encumbrances running with and upon the Farmout Lands and Net Carrried Interest Lands as described in Schedule "A" herein;

WHERAS Universal wishes to conduct further seismic review in and to the Farmout Lands and Net Carried Interest Lands and based on favourable results as determined by Universal shall elect to proceed to farmin to the lands and the Company agrees to farmout its entire interest in the Farmout Lands and Net Carried Interest Lands, subject to the terms and conditions set forth herein;

WHEREAS Universal and the Company wish to enter into a formal Seismic Option, Farmout and Net Carried Interest Agreement (hereinafter referred to as the "Agreement") outlining the mutual understanding of the parties hereto;

NOW THEREFORE in consideration of the premises and the mutual covenants and warranties herein contained the Parties agree as follows:

1. Definitions:

Each capitalized term used in this Agreement will have the meaning given to it in the Farmout & Royalty Procedure, and, in addition:

    "Contract Depth" means a depth sufficient to penetrate at least 20 meters below the base of the Nisku Formation, or 3300 meters subsurface, whichever first occurs;

    "Effective Date" means the 18th day of September, 2006;

    "Farmee" means Universal Energy Corp.;

    "Farmor" means 1097885 Alberta Ltd.;

    "Farmout Lands" and "Net Carried Interest Lands" means the Petroleum and Natural Gas Rights underlying lands described as Farmout and Net Carried Interest Lands in Schedule "A";

    "Net Carried Interest" shall have the mean 0700667's Five Percent (5%) share of Petroleum Substances which are within, upon, under or attributed to the Farmout and Net Carried Interest Lands or Confidentiality Agreement Lands, or are deemed to be produced from or allocated to the Farmout and Net Carried Interest Lands or Confidentiality Agreement Lands as defined in Schedule "D" attached to and forming part of this Agreement;

    "Net Carried Interest Recipient" or "NCIR" means 0700667 BC Ltd.;

    "Operating Procedure" means the standard form 1997 CAPL Farmout and Royalty Procedure, 1990 CAPL Operating Procedure and the 1988 PASC Accounting Procedure including the elections and revisions thereof attached hereto as Schedule "B";

2. Schedules:

The following schedules are attached to and incorporated in this Agreement:

    Schedule "A" which sets forth the Farmout Lands and Net Carried Interest Lands, the Title Documents and Encumbrances and the Pre-Farmout Working Interests;

    Schedule "B" are the elections for the 1997 CAPL Farmout and Royalty Procedure, 1990 CAPL Operating Procedure and 1988 PASC Accounting Procedure and including the 1993 CAPL Assignment Procedure;

    Schedule "C" sets forth Farmor's Well Requirement Sheet;

    Schedule "D" sets forth the "CONFIDENTIALITY AGREEMENT" and "AREA of MUTUAL INTEREST".

3. Seismic Option Election

Concurrently with the execution of this Agreement hereof, Universal shall have paid and deposited in an accepted administered escrow account an amount equal to One Hundred and Fifty Thousand ($150,000.00) Dollars Canadian Funds (referred to herein as "Seismic Escrow Funds"). Upon Farmor acknowledging that the Seismic Escrow Funds have been deposited and received in the escrow account Universal shall execute the seismic program on behalf of the Farmor. Upon completion of the program study (s), a seismic review of the Pembina Nisku Reef project in the Farmout Lands and Net Carried Interest Lands will be held. A seismic review consists of a presentation of the data, interpretation and report (s) obtained/developed/interpreted/prepared by the consulting geophysicist and magnetic telluric specialist in the Farmor's office. Subsequent presentations requested by the Farmee and not identified in the program AFE, will be at the Farmee's cost. All program data and associated information will reside in the Farmor's office and presentations will be available on reasonable notice for all parties.

The Seismic Escrow Funds shall be apportioned and utilized as follows:

    Universal will purchase the rights to existing 3-D seismic covering the prospect lands or if necessary shoot new lines of 3-D seismic at its sole cost to further enhance and define the prospect for optimal drilling locations. Universal shall at its sole cost have all new or existing 3-D seismic data on the lands interpreted and or reprocessed by a qualified geophysicist to determine if any seismic anomalies exist at depth on the prospect.

    Universal shall perform a second stage unconventional Magnetic Telluric geophysical survey on the prospect lands to further enhance and augment the 3-D seismic data at its sole cost.

All information related to the seismic program shall be the property of the Farmor and be maintained in the Farmor's office. All other data, interpretations, information purchased or obtained relating to this Agreement shall be provided to the Farmor for its files and future use absolute.

Within 60 days after Universal has reviewed the Nisku Reef seismic data, Universal shall have the first right to make an election to drill a well(s) at a location(s) of its choice. Such election to drill the Test Well shall be deemed an acceptance by Universal to proceed with the terms and conditions of this Agreement.

The Farmee hereby agrees and shall pay to the Farmor a non refundable One Hundred Thousand ($100,000.00) Dollars in Canadian Funds hereinafter defined as the "Non-drill Penalty Funds" if the Farmee does not meet its commitment to spud and begin to drill a Test Well by July 15, 2007 based upon its election to do so after a favourable seismic review. Farmee shall remit the non-refundable Non-drill Escrow Funds to Farmor within five (5) business days after July 15, 2007. The Farmee upon paying the Farmor the Non-drill Escrow Funds shall be granted a further three (3) month extension to drill a Test Well on the Farmout Lands, Farmee shall notify Farmor of its request for extension by providing Farmor written notice to do so.

4. Test Well

On or before July 15, 2007 subject to surface access and all regulatory approvals, Farmee shall commence the drilling of a test well (the "Test Well") at a location of Farmee's choice in the Farmout and Net Carried Interest Lands and thereafter diligently and continuously drill such well to Contract Depth. Upon reaching Contract Depth, Farmee shall log, test and either complete and equip the Test Well for the taking of production or abandon the Test Well. All capital costs associated with such Test Well shall be borne entirely by Universal as to Farmor's pre-farmout working interest.

In the event that Farmee does not spud the Test Well on or before July 15, 2007 then Farmee agrees and accepts that the Non-drill Escrow Funds as defined in Clause 3 of this Agreement, will not be refunded to Farmee and Farmor shall retain such Non-drill Escrow Funds for its own use and benefit.

Notwithstanding paragraph 2 to this Clause 4 herein, should Farmee require an extension to drill the said Test Well Farmee shall promptly provide written notice to Farmor requesting an extension, with terms, for the drilling of the Test Well.

5. Earning

Upon Farmee having fulfilled its obligations to drill, complete and equip, or abandon the Test Well, as provided for in this Agreement and provided Farmee has not defaulted on the terms of the Agreement, then Farmee shall;

    have earned Farmor's undivided Ninety-Five Percent (95%) working interest in the Test Well spacing unit in and to the Farmout Lands and Net Carried Interest Lands, identified in Schedule "A" herein and 0700667 BC Ltd. shall have earned its 5% net carried interest for services rendered to the parties of this Agreement, but not limited to, the Nisku formation approximately 3300 meters subsurface. Reserving unto Farmor a 15% Gross Overriding Royalty (GORR) with a right to convert its overriding royalty in part or in whole at a rate of 1% GORR to 3% Working Interest after payout.

	Earned Interests
	Before Payout	After Payout
Universal (Farmee)	100%	95%
0700667 (NCIR)	5% Net Carried	5%
10097885 (Farmor)	15% Conv. GORR	Conv. Rate**

**"Conversion Rate" shall mean a rate of 1% GORR to a 3% After Payout Working Interest

(Example: 15% GORR x 3 would be converted to a 45% After Payout Interest)

6. Option Well

    Upon Farmee fulfilling its obligations to drill, complete, equip or abandon the Test Well and provided Farmee has not defaulted herein, Farmee shall have the right to a 90 day rolling option after the rig release of the first Test Well and/or Option Well to elect to drill another well on a location of its choice on the remainder of the undrilled Farmout Lands and Net Carried Interest Lands.

    In the event Farmee notifies Farmor that it intends to drill an Option Well prior to the expiry of the 90 day rolling option provided in subclause a) hereof, upon the expiry of the 90 day option, Farmee shall have a further 45 day period to commence spudding the Option Well at a location of its choice on the remaining undrilled Farmout Lands and Net Carried Interest Lands as defined in Schedule "A".

    Upon Farmee fulfilling all its obligations to drill, complete, equip or abandon the Option Well, Farmee shall have a further right to another 90 day rolling option as defined in subclauses a) and b), to drill a 2nd Option Well on the Farmout Lands and Net Carried Interest Lands .

    The parties agree that any Option Well(s) drilled during the term of this Agreement shall have the same earning provisions as stipulated and defined under Clause 5 of this Agreement.

7. Drilling of Substitute Well

If in the drilling or completing of the Test Well, Farmee encounters operating difficulties (which shall not include lack of finances) or impenetrable formations that in Farmee's reasonable opinion make such drilling or completion of the Test Well inadvisable, Farmee shall promptly notify Farmor of the problems so encountered. Farmee may terminate such drilling or completion of the Test Well after first obtaining the written consent of Farmor, which consent shall not be unreasonably withheld. Within thirty (30) days of receipt by Farmor of notification that the Test Well has been abandoned, Farmee shall commence drilling a substitute well at a location of its choice on the Farmout Lands and Net Carried Interest Lands. The substitute well shall be deemed to be the Test Well and all provisions of this Agreement which apply to the Test Well shall apply, mutatis mutandis, with the same force and effect to the substitute well.

8. Net Carried Interests

Effective as of the date of this Agreement Farmor hereby covenants, reserves and grants unto Net Carried Interest Recipient a Five Percent (5%) Net Carried Interest from Farmor's entire working interest in and to the Farmout Lands and Net Carried Interest Lands.

The Net Carried Interest granted herein to Net Carried Interest Recipient under this Clause 6 shall be an interest in land, shall run with and attach to the Farmout Land or Net Carried Interest Lands and form part of the Title Documents and the estates affected thereby until the termination of this Agreement or the Title Documents.

Notwithstanding the foregoing the parties agree and acknowledge that the Net Carried Interest shall also apply to any and all lands to be included into this Agreement inclusive of those terms and conditions identified in Article 9 of this Agreement.

In the event any well or well(s) is producing in two or more zones and the production therefrom is segregated and accounted for separately in accordance with the Regulations, the Net Carried Interest shall be quantified separately for each zone producing Petroleum Substances rather than upon the total production from such well or well(s) in the Farmout Lands or Net Carried Interest Lands.

9. Confidential Agreement Lands

The parties agree that the Farmor's "Confidentiality Agreement" and Area of Mutual Interest" Lands signed by Universal on September 22, 2006 shall and will form part of this Agreement in effect, unless this Agreement is terminated. All Confidentiality of data pertaining to the drilling and completion of the Test Well shall expire for all parties upon payout of such Test Well or Option Well.

In the event Farmee farms-in on Petroleum and Natural Gas Rights under lease but not leased to Farmor within the "Area of Mutual Interest" lands as more particularly outlined and identified in Schedule "D", Farmee will and shall assign a convertible gross overriding royalty to its working interest in and to the leases or earned farmin interests in such leased lands and the Net Carried Interest granted to 0700667 shall apply mutatis mutandis to Article 9 herein. Farmor shall make an election upon 60 days written notice from Farmee, after payout, as described in Article 6.00 of the Farmout and Royalty Procedure shown in Schedule "B, Part 2. The gross overriding royalty or working interest shall be determined as follows:

    for the Nisku formation: a 15% GORR times the working interest percent negotiated for the said lands and be convertible to a working interest on a 1 GORR to 3 WI basis, if so elected by 1097885 Alberta Ltd. (example: say Universal negotiates a 50% WI then the GORR assigned to 1097885 Alberta Ltd. would be 15% * 50% = 7.50% GORR convertible to a working interest of 3%*7.50% = 22.50%WI), and for any formation up-hole to the Nisku: 50% of the GORR/WI calculated in subclause 1 above (example: say Universal negotiates a 50% WI then the GORR assigned to 1097885 Alberta Ltd would be 50% of 15% * .50% = 3.25% GORR convertible to a working interest of 3%*3.25% = 9.75%).

10. Operator

Universal shall have the absolute discretion in appointing the operator (the "Operator") of all drilling programs conducted pursuant to this Agreement, and Well operations will be performed in accordance with the CAPL Operating Procedures.

11. Operating Procedure

Schedule "B" shall come into effect as to the date of this Agreement and shall apply to all operations under this Agreement, and to the rights and obligations of the Company and Farmee, except where such provisions conflicts with the express terms and provisions of this Agreement.

12. Title

1097885 Alberta Ltd. represents and warrants and Universal has verified to its satisfaction and agrees that:

i) 1097885 Alberta Ltd. has acquired the petroleum and natural gas rights that include the Nisku Formation in Alberta Crown Leases 050409826, 0505060813, 0505020195 via crown sale of P&NG rights in the Province of Alberta Canada;

ii) 1097885 Alberta Ltd. has complied with all the terms of Alberta Energy leasing regulations to the extent necessary to maintain the Farmout Lands and Net Carried Interest Lands in force and effect as of the date hereof; and

iii) the Farmout Lands and Net Carried Interest Lands are not currently subject to any contracts for the sale of petroleum substances.

13. Abandonment and Reclamation Costs

1097885 Alberta Ltd. will have the right for a 24 hour period following written notice from Universal to 1097885 Alberta Ltd. of its intention to abandon the Test Well or Option Wells, to take over such Test Well at their sole cost and expense and conduct such further tests or other operations that they may wish to do. Failure to respond to such notice will be deemed an election not to take over such Test Well or Option Well as the case maybe. In the event 1097885 Alberta Ltd. elects not to take over the Test Well or Option Well, Universal agrees that it will pay all reclamation costs associated with all operations to the satisfaction of the provincial regulations. This obligation will survive the termination of this Agreement.

14. Termination of Agreement

In the event Farmee does not fulfil its obligations under this Agreement, then this Agreement will terminate and the interest in the Farmout Lands and Net Carried Interest Lands will revert to the interests prior to this Agreement;

If the Exchange has not approved this Agreement in whole within 4 months of the signing date, this Agreement may be terminated on written notice by 1097885 Alberta Ltd.;

The drilling obligations described in Clauses 4, 6 and 7 respectively will be at the sole discretion of Farmee. In the event Farmee does not fulfil its drilling obligations under Clause 4 of this Agreement, then this Agreement shall terminate and the interest in the Farmout Lands and Net Carried Interest Lands will revert to the interests prior to this Agreement'

Not withstanding the preceding, after termination neither party will be indebted to the other.

15. Regulatory Approval

This Agreement is not subject to any regulatory and Exchange approvals.

16. Lease Rentals

Lease Rentals owed in all Title Documents shall be shared in accordance with the working interests in the Farmout Lands and will be transacted by 1097885 Alberta Ltd. until Farmee has earned the said Title Documents. Farmee will be responsible for lease rental payments on behalf of 1097885 Alberta Ltd. on any leases not owned by 1097885 Alberta Ltd. but obtained by Universal within the Confidential Agreement Lands.

17. No Assignment Until Earning:

Farmee shall not assign all or any portion of its interest prior to earning pursuant to this Agreement without Company's written consent, which consent shall not be unreasonably withheld.

18. Shared Information

The parties agree that all information shared between them concerning the Farmout Lands and Net Carried Interest Lands and the development thereof will be held in confidence and will not be used for any purposes other than completing this transaction and matters directly related thereto during the life of this Agreement. Copies of all information acquired by the Farmee shall be provided to the Farmor as identified on Schedule "C".

19. Encumbrances

The parties hereto agree that the Farmout Lands and Net Carried Interest Lands outlined in Schedule "A" attached to and forming part of this Agreement are unencumbered except for the applicable Crown and 5% Net Carried Interest only.

20. Parties to do All Further Acts

The parties hereto shall from time to time and at all times without additional cost or charge to any other party hereto do all such further acts and execute and deliver all such further deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

21. Post-Expenses

Prior to the generation of the initial Authorization For Expenditure ("A.F.E.") on the Test Well, each of the parties will bear its own out-of-pocket costs, including legal, accounting, engineering and consulting expenses, incurred in connection with the subject matter hereof.

22. Conflicts

Wherever any term or condition of any Schedule conflicts or is at variance with any term or condition in the body hereof, the latter shall prevail. In the event of any conflict or inconsistency between the provisions of this Agreement and the Title Documents, the provisions of the Title Documents shall prevail.

23. Headings

The headings of the clauses of this Agreement are inserted for convenience of reference only and shall not affect the meaning or construction thereof.

24. Jurisdiction

This Agreement shall be subject to and will be interpreted, construed and enforced in accordance with the laws in effect in the Province of Alberta. Each Party accepts the jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom.

25. Limitations Act

The two year period for seeking a remedial order under section 3(1)(a) of the Limitations Act, S.A. 1996 c. L-15.1, as amended, for any claim (as defined in that Act) arising in connection with this Agreement is extended to:

a) for claims disclosed by an audit, two years after the time this Agreement permitted that audit to be performed; or

b) for all other claims, four years.

26 Counter Part Execution

This Agreement may be executed in counterpart and when each party has executed and delivered a counterpart, all counterparts taken together shall constitute one agreement.

27. Supersedes

This Agreement supersedes and replaces all previous agreements, whether written or oral, memorandum or correspondence among the Parties with respect to the subject matter of this Agreement.

28. Miscellaneous

The rights and obligations of the parties hereunder will be binding on and endure to the benefit of and be enforceable by each of the parties hereto, and their respective successors and permitted assigns. Except as provided herein, the rights or obligations of the parties may not be assigned by any party hereto without the consent of the other parties.

29. Time of Essence

Time is of the essence in this Agreement.

30. Enurement

This Agreement shall be binding upon and enure to the benefit of the Parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF the parties hereto have caused these presents to be executed as of the day and year first above written.

1097885 ALBERTA LTD.,	UNIVERSAL ENERGY CORP.

/s/ Peter Forrest	/s/ Billy Raley
Peter Forrest	Billy Raley, CEO

0700667 BC LTD.

/s/ Willow Raven Sage
Willow Raven Sage

This is an execution page to that certain Seismic Option, Farmout and Net Carried Interest Agreement dated the 22nd day of September, 2006 among 1097885 Alberta Ltd., as Farmor, and 0700667 BC Ltd., as Net Carried Interest Recipient and Universal Energy Corp., as Farmee.